EXHIBIT 99.1

                              FIRST AMENDMENT TO
                         THE STRIDE RITE CORPORATION
                     2001 STOCK OPTION AND INCENTIVE PLAN

      Pursuant to the powers reserved to it in Section 14 of The Stride Rite Corporation 2001 Stock Option and Incentive Plan (the "Plan"), the Board of Directors of The Stride Rite Corporation (the "Board") hereby amends the Plan, subject to stockholder approval, effective as of February 5, 2004, as follows:

      1. Paragraph (b)(v) of Section 2 of the Plan is amended by deleting such subparagraph (v) and replacing it with the following:

            "(v) in the event of unique or special circumstances, to accelerate the exercisability or vesting of all or any portion of any Award."

      2. Paragraph (a) of Section 3 of the Plan is amended by deleting such
Section in its entirety and replacing it with the following:

            "(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be (i) 6,000,000 shares, subject to adjustment as provided in Section 3(b); provided that not more than 1,500,000 shares shall be issued in the form of Unrestricted Stock Awards, Restricted Stock Awards, Deferred Stock Awards or Performance Share Awards, except to the extent such Awards are granted in lieu of cash compensation or fees. For purposes of this limitation, the shares of Stock underlying any Awards which are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied without the issuance of Stock or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitation, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options with respect to no more than 500,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company and held in its treasury."

      3. Paragraph (d) of Section 6 of the Plan is amended by adding the following to the end thereof:

            "In the case of Awards of Restricted Stock with vesting based on the passage of time, such vesting period shall be no less than three years. In the case of Awards of Restricted Stock with vesting based on the attainment of pre-established performance goals or objectives, such vesting period shall be no less than one year."

      4. Paragraph (a) of Section 7 of the Plan is amended by adding the following to the end thereof:

            "In the case of Deferred Stock Awards with vesting based on the passage of time, such vesting period shall be no less than three years. In the case of Deferred Stock Awards with vesting based on the attainment of pre-established performance goals or objectives, such vesting period shall be no less than one year."

      5. Paragraph (a) of Section 9 of the Plan is amended by adding the following to the end thereof:

            "The minimum vesting period for any Performance Share Award shall be one year."

      6. Section 9 of the Plan is amended by deleting Paragraph (d) in its entirety and replacing it with the following:

            "At any time prior to the grantee's termination of employment (or other service relationship) by the Company and its Subsidiaries, in the case of unique or special circumstances, the Administrator may in its sole discretion accelerate, waive or, subject to Section 14, amend any or all of the goals, restrictions or conditions applicable to a Performance Share Award."

      7. Section 14 of the Plan is amended by adding the following to the end thereof:

            "Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or effect repricing through cancellation and re-grants. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available,
            (iii) materially expand the eligibility to participate or materially extend the term of the Plan, or (iv) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders."

      8. Paragraph (e) of Section 17 of the Plan is amended by adding the following to the end thereof:

            "The Company shall not make any such loan to a grantee if such grantee is an executive officer or director of the Company."

      9. Section 18 of the Plan is amended by adding the following to the end thereof:

            "No Award may be granted under the Plan after April 15, 2014."

      10. Except as so amended, the Plan in all other respects is hereby confirmed.



Adopted by the Board of Directors: February 5, 2004

Approved by the Stockholders:  April 15, 2004